                                            Registration No. 33-________________


  As filed with the Securities and Exchange Commission on  February 17, 1995.

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                   _________________________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                   _________________________________________

                             FIRSTMISS GOLD, INC.
               (Exact name of issuer as specified in its charter)

                        NEVADA                                                         64-0748908
                (State of Incorporation)                                       (I.R.S. Employer ID Number)

             5190 NEIL ROAD, SUITE 310
                   RENO, NEVADA                                                          89502
       (Address of Principal Executive Offices)                                       (Zip Code)

                      FIRSTMISS GOLD AMENDED AND RESTATED
                            LONG-TERM INCENTIVE PLAN
                            (Full Title of the Plan)

                          JAMES L. MCARTHUR, SECRETARY
                              FIRSTMISS GOLD INC.
                                 P. O. BOX 1249
                        JACKSON, MISSISSIPPI  39215-1249
                                 (601) 948-7550
           (Name, address and telephone number of agent for service)

- ----------------------------------------------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------
Title of                Amount         Proposed                    Proposed Maxi-          Amount of
Securities to            to be         Maximum Offering            mum Aggregate           Registration
be Registered         Registered       Price Per Share(1)          Offering Price          Fee
================================================================================================================
Common Stock             1,000         Issuable upon               Not Applicable          Not Applicable
par value $.01         shares(2)       conversion
- ----------------------------------------------------------------------------------------------------------------
1994-A Series            1,000         Issuable upon               Not Applicable          Not Applicable
Convertible            shares(2)       conversion
Preferred Stock
- ----------------------------------------------------------------------------------------------------------------
1994-A Series         $ 9,531.25       100% of face                $ 9,531.25                  $3.29*
Convertible                            amount
Subordinated
Debentures
- ----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for calculation of the registration fee pursuant to Rule 457(i).
(2)      Subject to anti-dilution increases permitted by Rule 416.
*Minimum fee of $100 has been wire transferred.

                                    PART II

              INFORMATION REQUESTED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

                 The following documents filed with the Commission by FirstMiss Gold Inc. (the "Company") are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994;
(2) the Company's Quarterly Report on Form 10-Q for quarter ended December 31, 1994; (3) the description of the Common Stock of the Company contained in Item 1 of the Company's Registration Statement on Form 8-A filed on January 22, 1988, as amended by Item 5 of the Company's Current Report on Form 8-K, dated as of June 13, 1990, by the description of supermajority voting requirements contained in the Company's definitive proxy statement dated September 24, 1990, for its annual meeting of stockholders held on November 1, 1990; (4) Item 5 of the Company's Current Report on Form 8-K, dated as of November 6, 1991; and by any other reports and proxy statements which update the Form 8-A, including Quarterly Reports on Form 10-Q describing various series of the Company's Preferred Stock authorized for issuance under the Plan and described in Item 4 below. All documents filed hereafter by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering hereunder shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities.

         See Item 3 for description of Common Stock (including any provision of the Company's Articles of Incorporation or Bylaws having an effect on a change of control of the Company).

NOTE: Each series of debentures and Preferred Stock, other than the 1994-A series of debentures and the 1994-A series of Preferred Stock, has been registered under a previously filed Registration Statement relating to the Company's Long-Term Incentive Plan, as amended. All existing series of debentures and all existing series of Preferred Stock created for issuance under the Plan must be described in the Prospectus used in connection with this Registration Statement, so the following composite description of all such series is also being used in this Registration Statement instead of preparing a separate description covering only the series of debentures and Preferred Stock being registered hereby.

                                   Debentures

                 The Company has created eleven series of debentures for issuance pursuant to debenture options under the Company's Long-Term Incentive Plan (the "Plan"), which have been designated as the Company's 1988-A Series Convertible Subordinated Debentures (the "1988-A Series Debentures"), the 1989-A Series Convertible Subordinated Debentures (the "1989-A Series Debentures"), the 1989-B Series Convertible Subordinated Debentures (the "1989-B Series Debentures"), the 1990-A Series

Convertible Subordinated Debentures (the "1990-A Series Debentures"), the 1990-B Series Convertible Subordinated Debentures (the "1990-B Series Debentures"), the 1990-C Series Convertible Subordinated Debentures (the "1990-C Series Debentures"), the 1991-A Series Convertible Subordinated Debentures (the "1991-A Series Debentures"), the 1991-B Series Convertible Subordinated Debentures (the "1991-B Series Debentures"), the 1992-A Series Convertible Subordinated Debentures (the "1992-A Series Debentures"), the 1993-A Series Convertible Subordinated Debentures (the "1993-A Series Debentures") and the 1994-A Series Convertible Subordinated Debentures (the "1994-A Series Debentures"). These eleven debenture series will sometimes be referred to collectively as the "Debentures" and, except as otherwise indicated, are subject to the same terms and conditions. The Company has authorized the issuance, pursuant to the exercise of debenture options, of an aggregate principal amount of $416,500 of 1988-A Series Debentures, $167,700 of 1989-A Series Debentures, $40,750 of 1989-B Series Debentures, $186,812.50 of 1990-A Series Debentures, $140,250 of 1990-B Series Debentures, $27,187.50 of 1990-C Series Debentures, $164,500 of 1991-A Series Debentures, $16,250 of 1991-B Series Debentures, $29,062.50 of 1992-A Series Debentures, $31,875 of 1993-A Series Debentures and $9,531.25 of 1994-A Series Debentures. The only Debenture outstanding as of December 31, 1994, was a 1991-A Series Debenture in the amount of $11,750. The 1988-A Series Debentures, the 1989-A Series Debentures, the 1989-B Series Debentures, the 1990-A Series Debentures, the 1990-B Series Debentures, the 1990-C Series Debentures, the 1991-A Series Debentures, the 1991-B Series Debentures, the 1992-A Series Debentures, the 1993-A Series Debentures, and the 1994-A Series Debentures are governed by Indentures dated as of July 13, 1988, August 9, 1989, November 2, 1989, August 8, 1990, November 1, 1990, November 2, 1990, August 14, 1991, November 7, 1991,
November 5, 1992, November 4, 1993, and November 3, 1994, respectively, as amended by Supplemental Indentures dated November 6, 1991, (the "Indentures"), all between the Company and Deposit Guaranty National Bank, as Trustee (the "Trustee"), One Deposit Guaranty Plaza, Jackson, Mississippi 39201.

                 The 1988-A Series Debentures will mature on July 12, 1998; the 1989-A Series Debentures will mature on August 8, 1999; the 1989-B Series Debentures will mature on November 1, 1999; the 1990-A Series Debentures will mature on August 7, 2000; the 1990-B Series Debentures will mature on October 31, 2000; the 1990-C Series Debentures will mature on November 1, 2000; the 1991-A Series Debentures will mature on August 13, 2001; the 1991-B Series Debentures will mature on November 6, 2001; the 1992-A Series Debentures will mature on November 4, 2002; the 1993-A Series Debentures will mature November 3, 2003, and the 1994-A Series Debentures will mature on November 2, 2004. In certain circumstances described below, the Debentures may be redeemed prior to their due date. The 1988-A, 1989-A, 1989-B, 1990-A, 1990-B, 1990-C, 1991-A,
1991-B, 1992-A, 1993-A and 1994-A Series Debentures will be subordinated generally to the Company's other indebtedness, except that they will rank equally with each other and any other series of debentures created for issuance under the Plan. Interest on the Debentures will be payable semiannually on January 1 and July 1 of each year.

                 The Debentures will bear interest at a floating rate of 1% less than the rate publicly announced as its prime rate by Deposit Guaranty National Bank in Jackson, Mississippi, but not more than the maximum legal rate permitted under the law.

                 Amendments to the Plan approved by the stockholders in November, 1991 changed the six-month holding period before a debenture can be converted into Preferred Stock so that such holding period now begins on the date a debenture option is granted, rather than on the date a debenture is purchased upon exercise of a debenture option. The Plan was further amended by the Board of Directors to provide that administrative responsibilities relating to the Plan be handled by a committee composed of outside directors. Furthermore, the Company has entered into Supplemental Indentures with Deposit Guaranty National Bank to reflect the change in the debenture holding period and to require that Preferred Stock issuable upon conversion of a debenture will not be transferable except in certain situations. These amendments and resulting Supplemental Indentures reflect the new rules, effective May 1, 1991, promulgated by the SEC under Section 16 of the Securities Exchange Act of 1934.

                 Amendments to the Plan approved by the stockholders in November, 1992 provided that for all Plan purposes "fair market value" be calculated using the average of the highest and lowest price of the Company's Common Stock the day an option is granted, or if no such sale is made that day, then on the latest preceding day. The amendment is retroactive to November, 1989. The Plan contains a more complete definition of "fair market value."

                 Subject to the conditions described herein, at any time more than six months after the date of grant of the applicable Debenture Option and prior to the redemption or payment thereof, the 1988-A Series Debentures will be convertible at the Conversion Price of $8.50 per share into fully paid and non-assessable shares of 1988-A Series Convertible Preferred Stock; the 1989-A Series Debentures will be convertible at the Conversion Price of $9.75 per share into fully paid and non-assessable shares of 1989-A Series Convertible Preferred Stock; the 1989-B Series Debentures will be convertible at the Conversion Price of $10.1875 per share into fully paid and non-assessable shares of 1989-B Series Convertible Preferred Stock; the 1990-A Series Debentures will be convertible at the Conversion Price of $7.625 per share into fully paid and non-assessable shares of 1990-A Series Convertible Preferred Stock; the 1990-B Series Debentures will be convertible at the Conversion Price of $5.50 per share into fully paid and non-assessable shares of 1990-B Series Convertible Preferred Stock; the 1990-C Series Debentures will be convertible at the Conversion Price of $5.4375 per share into fully paid and non-assessable shares of 1990-C Series Convertible Preferred Stock; the 1991-A Series Debentures will be convertible at the Conversion Price of $2.9375 per share into fully paid and non-assessable shares of 1991-A Series Convertible Preferred Stock; the 1991-B Series Debentures will be convertible at the Conversion Price of $3.250 per share into fully paid and non-assessable shares of 1991-B Series Convertible Preferred Stock; the 1992-A Series Debentures will be convertible at the Conversion Price of $5.8125 per share into fully paid and non-assessable shares of 1992-A Series Convertible Preferred Stock; the 1993-A Series Debentures will be convertible at the Conversion Price of $6.375 per share into fully paid and non-assessable shares of 1993-A Series Convertible Preferred Stock and the 1994-A Series Debentures will be convertible at the Conversion Price of $9.53125 per share into fully paid and non-assessable shares of 1994-A Series Convertible Preferred Stock. Each share of the above-described Preferred Stock will be convertible immediately into one share of Common Stock, subject to adjustment in certain events. See "Preferred Stock." In light of the adjustments provided for the conversion ratio of the 1988-A, 1989-A, 1989-B, 1990-A, 1990-B, 1990-C, 1991-A, 1991-B, 1992-A, 1993-A
and 1994-A Series Convertible Preferred Stock, no adjustment in the Conversion Price for the 1988-A, 1989-A, 1989-B, 1990-A, 1990-B, 1990-C, 1991-A, 1991-B,
1992-A, 1993-A and 1994-A Series Debentures will be made.

                 A participant generally may not sell, assign, transfer, pledge or otherwise hypothecate a Debenture except by will or intestate succession. With the Company's consent, however, participants may pledge Debentures as security for loans which will provide all or a part of the financing necessary to purchase the Debentures. If a participant makes a permitted pledge of a Debenture, the conversion privilege will not be exercisable during such time as the Debenture is pledged. Upon notice from the participant and the lender to which the Debenture was pledged that the Debenture has been released from the pledge, the conversion privilege will again be exercisable. If a participant sells, assigns, transfers, pledges or otherwise hypothecates a Debenture in a manner not permitted under the Indenture or if a party forecloses on a permitted pledge, the conversion right will permanently cease to exist. Should the conversion right of a Debenture so terminate, the Company has the option, but not the obligation, to prepay the Debenture.

                 Debentures may be converted in whole or in part but no partial conversion will be permitted if, following conversion, the remaining principal amount of the Debenture would be less than $1,000. Shares of 1988-A, 1989-A, 1989-B, 1990-A, 1990-B, 1990-C, 1991-A, 1991-B, 1992-A, 1993-A and 1994-A
Series Stock will be issued upon conversion of Debentures in whole shares only. If more than one Debenture is surrendered for conversion at one time by the same holder, the number of whole shares issuable upon conversion will be computed upon the basis of the aggregate principal amount of such Debentures (or portions thereof specified for conversion) so surrendered. Any fractional interest in a share otherwise deliverable upon conversion will be settled by payment in the form of a check or cash equal to the product obtained by multiplying the applicable Conversion Price per share times such fractional interest.

                 The Company may redeem all or any part of the 1988-A, 1989-A, 1990-A, 1990-B or 1991-A Series Debentures on any January 1 or July 1 upon mailing a notice of redemption not less than 12 nor more than 18 months prior to the date fixed for such redemption to the holders of the Debentures to be redeemed at their last registered addresses. Each Debenture is redeemable for its principal amount together with accrued interest to the date fixed for redemption. Except as provided below, if only a part of a series of Debentures is to be redeemed, the Company will specify the amount to be redeemed using a method the Trustee deems fair and appropriate. The Trustee may provide for the selection for redemption of portions of the principal amount of a series of Debentures. If a holder of a Debenture is not employed by an Eligible Employer, the Company may designate for redemption any Debentures owned by such person, regardless of whether the Company redeems any other 1988-A, 1989-A, 1990-A, 1990-B or 1991-A Series Debentures at the same time. If the Company calls for redemption the 1988-A, 1989-A, 1990-A, 1990-B or 1991-A Series Debentures issued pursuant to the Plan, the Company may also redeem all of the 1989-B, 1990-C, 1991-B, 1992-A, 1993-A or 1994-A Series Debentures held by
Outside Directors on any January 1 or July 1 upon mailing a notice for such redemption to the holders of such Debentures at their last registered address. Purchasers may convert their Debentures at any time prior to the close of business on the redemption date, subject to the limitations on conversion privileges described above. A holder may redeem a Debenture at its principal amount plus accrued interest on any January 1 or July 1 more than one year after issuance of the Debenture.

                 In the event that the Company enters into certain merger transactions, becomes a party to a consolidation, or transfers all or substantially all of its assets to another company, a supplemental indenture will be executed to provide that the holder of each Debenture then outstanding may convert such Debenture into the kind and amount of shares of stock, cash or property receivable upon the merger, consolidation, or transfer by a holder of the number of shares of the applicable series of the Company's Convertible Preferred Stock issuable upon conversion of such Debenture if such shares of Preferred Stock had been outstanding immediately prior to such merger, consolidation or transfer.

                 Each Indenture may be amended to modify the rights of holders of the Debentures or otherwise modify the terms of such Indenture with the consent of the Company, the Trustee and the holders of not less than 66 2/3% in aggregate principal amount of the respective series of Debentures covered thereby, except that the maturity date, the rate and time of payment for interest, the conversion rights and certain other specified terms may not be modified without the consent of all affected holders of the series of Debentures involved.

                 Each Indenture defines an "Event of Default" as: (a) any default in the payment of interest which continues for 30 days after the due date; (b) any default in the payment of principal when due on the Debentures covered thereby; (c) failure by the Company to observe or perform any of its other covenants and agreements with respect to the Debentures covered thereby or in such Indenture which continues for 60 days after specific written notice of such failure has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in principal amount of the Debentures covered thereby; (d) certain events of default that cause other indebtedness of the Company to be accelerated and which are not cured or otherwise remedied within specified times; and (e) certain events of bankruptcy of the Company. Upon the happening and during the continuance of an Event of Default, each Indenture allows the Trustee or the holders of at least 25% in aggregate principal amount of the Debentures covered thereby to declare the principal and accrued interest on all Debentures covered thereby to be due and payable immediately. The holders of a majority in aggregate principal amount of the outstanding Debentures of the series so affected will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, but the Trustee, subject to its obligation to exercise such of the rights and powers vested in it by such Indenture and to use the same degree of care and skill in their exercise or use as a prudent man would exercise or use under the circumstances in the conduct of his own affairs, may decline to follow any such direction if the Trustee in good faith determines that the proceedings so directed would involve it in a personal liability or be in conflict with any law or provision of such Indenture. The Company is required by each Indenture to deliver annually to the Trustee a certificate from appropriate officers certifying that, to the best of their knowledge, the Company has satisfied all of its obligations under such Indenture during the preceding fiscal year.

                 In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, or other similar proceedings in connection therewith, relative to the Company or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of the Company, whether or not involving insolvency or bankruptcy, or in the event that any Debenture is declared due and payable before its expressed maturity for any reason, then the holders of Senior Indebtedness then outstanding shall be entitled to receive payment in full of all such Senior Indebtedness (as defined below) before the holders of the Debentures are entitled to receive any payment on account of principal or interest upon the Debentures.

                 No payment of principal or interest will be made on the Debentures during any period that any Senior Indebtedness has matured and has not been paid in full, refunded or replaced by new indebtedness. The term "Senior Indebtedness" shall mean all indebtedness for borrowed money (except the Debentures) (whether or not secured), heretofore or hereafter incurred by the Company (or heretofore or hereafter incurred by another person, including but not limited to a Subsidiary, and the repayment of which is guaranteed by the Company or which the Company is contingently obligated to repay, purchase, or otherwise acquire), unless the terms of the instrument evidencing such indebtedness specifically provide that such indebtedness is not superior in right of payment to the Debentures, and any deferrals, renewals or extensions of any such indebtedness; provided, however, that the term "indebtedness for borrowed money" shall not include indebtedness representing money borrowed by the Company from a Subsidiary; and provided, further, that the term "Senior Indebtedness" includes but is not limited to indebtedness incurred under that certain Credit Agreement dated as of December 30, 1987 by and among FMG Inc., the Company and Westpac Banking Corporation. At June 30, 1994, the Company had outstanding $29,339,000 of indebtedness which would constitute Senior Indebtedness.

                 By reason of such subordination, in the event of the Company's insolvency, certain general creditors of the Company may recover more ratably than holders of the Debentures.

                                Preferred Stock

                 The Company is authorized to issue up to 10,000,000 shares of Preferred Stock in one or more series (the "Preferred Stock"), and the Board is authorized to determine the form, class, series and amounts in which the Preferred Stock shall be issued; the price or prices (not less than par) at which such stock shall be sold; the dividend rights, conversion rates, conversion prices, par value, voting privileges, redemption prices, maturity dates, and any other terms and conditions relative to the issuance of the Preferred Stock. Pursuant to this authority, the Board has established the 1988-A, 1989-A, 1989-B, 1990-A, 1990-B, 1990-C, 1991-A, 1991-B, 1992-A, 1993-A
and 1994-A Series Convertible Preferred Stock (the "Series Stock") and has authorized the issuance of up to 49,000 shares of the 1988-A Series Stock, 17,200 shares of the 1989-A Series Stock, 4,000 shares of the 1989-B Series Stock, 24,500 shares of the 1990-A Series Stock, 25,500 shares of the 1990-B Series Stock, 5,000 shares of the 1990-C Series Stock, 56,000 shares of the 1991-A Series Stock, 5,000 shares of the 1991-B Series Stock, 5,000 shares of the 1992-A Series Stock, 5,000 shares of the 1993-A and 1,000 shares of the 1994-A Series Stock.

                 The 1988-A Series Stock, the 1989-A Series Stock, the 1989-B Series Stock, the 1990-A Series Stock, the 1990-B Series Stock, the 1990-C Series Stock, the 1991-A Series Stock, the 1991-B Series Stock, the 1992-A Series Stock, the 1993-A Series Stock and 1994-A Series Stock each has a par value of $.01 per share and is not entitled to receive any dividends. Each share of 1988-A Series Stock, 1989-A Series Stock, 1989-B Series Stock, 1990-A Series Stock, 1990-B Series Stock, 1990-C Series Stock, 1991-A Series Stock, 1991-B Series Stock, 1992-A Series Stock, 1993-A Series Stock and 1994-A Series Stock will be convertible immediately into one share of the Company's Common Stock, subject to adjustment in certain events including the issuance of stock dividends on the Company's Common Stock, distribution of property other than cash or Common Stock, and any subdivision, combination, recapitalization, merger, consolidation, exchange of shares or the like, which results in any change in the Common Stock subsequent to the grant of a debenture option.

                 The Company will not issue fractional shares of Common Stock upon conversion of 1988-A Series Stock, 1989-A Series Stock, 1989-B Series Stock, 1990-A Series Stock, 1990-B Series Stock, 1990-C Series Stock, 1991-A Series Stock, 1991-B Series Stock, 1992-A Series Stock, 1993-A Series Stock and 1994-A Series Stock. In lieu of such fractions, the Company will pay to the holder of 1988-A Series Stock, 1989-A Series Stock, 1989-B Series Stock, 1990-A Series Stock, 1990-B Series Stock, 1990-C Series Stock, 1991-A Series Stock, 1991-B Series Stock, 1992-A Series Stock, 1993-A Series Stock or 1994-A Series Stock requesting conversion an amount in cash equal to the market value of such fraction at the time of such conversion, as determined by the Board.

                 Any or all of the 1988-A Series Stock, 1989-A Series Stock, 1989-B Series Stock, 1990-A Series Stock, 1990-B Series Stock, 1990-C Series Stock, 1991-A Series Stock, 1991-B Series Stock, 1992-A Series Stock, 1993-A Series Stock or 1994-A Series Stock outstanding at any time may be redeemed at the option of the Company in whole or in part at any time upon not less than 20 nor more than 60 days notice to the record holders at their last address as shown in the stock transfer records of the Company. The conversion right with respect to any shares called for redemption will be lost unless exercised no later than the day fixed for redemption. The redemption price per share will be $8.50 for the 1988-A Series Stock, $9.75 for the 1989-A Series Stock, $10.1875 for the 1989-B Series Stock, $7.625 for the 1990-A Series Stock, $5.50 for the 1990-B Series Stock, $5.4375 for the 1990-C Series Stock, $2.9375 for the 1991-A Series Stock, $3.250 for the 1991-B Series Stock, $5.8125 for the 1992-A Series Stock, $6.375 for the 1993-A Series Stock and $9.53125 for the 1994-A Series Stock. No redemption could be made if the Company's financial condition is such that such redemption would be unlawful under Nevada law.

                 Upon any voluntary or involuntary liquidation or dissolution of the Company, the holders of the 1988-A Series Stock will be entitled to a liquidation preference of $8.50 per share; the holders of the 1989-A Series Stock will be entitled to a liquidation preference of $9.75 per share; the holders of the 1989-B Series Stock will be entitled to a liquidation preference of $10.1875 per share; the holders of the 1990-A Series Stock will be entitled to a liquidation preference of $7.625 per share; the holders of the 1990-B Series Stock will be entitled to a liquidation preference of $5.50 per share; the holders of the 1990-C Series Stock will be entitled to a liquidation preference of $5.4375 per share; the holders of the 1991-A Series Stock will be entitled to a liquidation preference of $2.9375 per share; the holders of the 1991-B Series Stock will be entitled to a liquidation preference of $3.250 per share; the holders of the 1992-A Series Stock will be entitled to a liquidation preference of $5.8125 per share; the holders of the 1993-A Series Stock will be entitled to a liquidation preference of $6.375 per share and the holders of the 1994-A Series Stock will be entitled to a liquidation preference of $9.53125 per share before any distribution of assets may be made to the holders of Common Stock or other shares junior to the 1988-A Series Stock, the 1989-A Series Stock, the 1989-B Series Stock, the 1990-A Series Stock, the 1990-B Series Stock, the 1990-C Series Stock, the 1991-A Series Stock, the 1991-B Series Stock, the 1992-A Series Stock, the 1993-A Series Stock and the 1994-A Series Stock. After the holders of such stock have received such amount, they may not participate in any remaining assets and surplus funds of the Company. If the amounts which holders of such stock and any other series of Preferred Stock ranking equally as to distribution of assets are entitled to receive in any voluntary or involuntary liquidation or dissolution are not paid in full, the shares of 1988-A Series Stock, 1989-A Series Stock, 1989-B Series Stock, 1990-A Series Stock, 1990-B Series Stock, 1990-C Series Stock, 1991-A Series Stock, 1991-B Series Stock, 1992-A Series Stock, 1993-A Series Stock, and 1994-A Series Stock and such other series will share ratably in any distribution of assets in accordance with the amounts which would be payable on such distribution if all amounts to which the holders of each such series are entitled are paid in full.

                 Additional series of Preferred Stock may be created and shares thereof may be issued by the Company without any approval or action by the holders of the 1988-A Series Stock, 1989-A Series Stock, 1989-B Series Stock, 1990-A Series Stock, 1990-B Series Stock, 1990-C Series Stock, the 1991-A Series Stock, the 1991-B Series Stock, the 1992-A Series Stock, the 1993-A Series Stock or the 1994-A Series Stock being necessary, and such additional series of stock may rank equally with the 1988-A Series Stock, 1989-A Series Stock, 1989-B Series Stock, 1990-A Series Stock, 1990-B Series Stock, 1990-C Series Stock, 1991-A Series Stock, 1991-B Series Stock, 1992-A Series Stock, 1993-A Series Stock and the 1994-A Series Stock as to distribution of the Company's assets in the event of liquidation or dissolution.

                 The holders of shares of 1988-A Series Stock, 1989-A Series Stock, 1989-B Series Stock, 1990-A Series Stock, 1990-B Series Stock, 1990-C Series Stock, 1991-A Series Stock, 1991-B Series Stock, 1992-A Series Stock, 1993-A Series Stock and 1994-A Series Stock will not be entitled to vote except in certain circumstances as provided by law. Holders of such stock do not have preemptive rights.

Item 5.  Interests of Named Experts and Counsel.

                 Legal matters, other than those relating to tax consequences, in connection with the securities covered by this Prospectus have been passed upon by J. Steve Chustz, General Counsel of the Company. Mr. Chustz also serves as General Counsel of the Company's parent corporation, First Mississippi Corporation ("First Mississippi") and as General Counsel of various subsidiaries of First Mississippi. As of January 30, 1995, Mr. Chustz owned no shares of the Company's Common Stock, and is not a participant under the Plan. As of January 30, 1995, Mr. Chustz beneficially owned 1,227 shares of First Mississippi Common Stock and 23,500 shares of Common Stock of First Mississippi Corporation through the right to exercise Non-qualified Stock Options.

                 The consolidated financial statements and financial statement schedules of the Company and subsidiary as of June 30, 1994 and 1993 and for each of the years in the three-year period ended June 30, 1994, which are incorporated herein by reference, have been incorporated herein in reliance upon the reports, also incorporated herein by reference, of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of the Company and subsidiary issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated herein by reference in reliance upon their reports and said authority.

Item 6.  Indemnification of Directors and Officers.

                 As permitted by Section 78.751 of the Nevada General Corporation Law, the Company's Articles of Incorporation (the "Articles") and bylaws (the "Bylaws") provide for the indemnification of officers, directors, employees and agents of the Company. The Articles and Bylaws specify the standards of conduct required to be met to qualify for indemnity and establish procedures for determining whether these standards are met. The standards require that the person seeking to be indemnified must have (a) been successful on the merits or otherwise in defense of the action or proceeding or (b) acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, such person must have had no reasonable cause to believe his conduct was unlawful; provided, however, that if the action, suit or proceeding is by or on behalf of the Company, no indemnification may be made for any matters as to which such person has been finally adjudged to be liable to the Company or for amounts paid in settlement to the Company unless and only to the extent that a court of competent jurisdiction determines that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Whether these standards are met will be determined by the stockholders or the Board by majority vote of a quorum consisting of directors not party to the act, suit or proceeding or by independent legal counsel selected by the Board. The Articles and Bylaws also provide that the Company must pay an indemnitee's expenses as they are incurred upon an undertaking by such person to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnity.

                 The Company maintains officers and directors liability insurance against certain claims arising out of such persons' services to the Company. The Company has entered into Indemnification Agreements with certain of its officers and directors. These Indemnification Agreements provide for indemnification of such officers or directors in the circumstances and subject to the conditions set forth in the Company's Articles and Bylaws. The effect of the Indemnification Agreements is to add to the indemnification rights granted by the Articles and Bylaws as currently in effect a contractual right to such indemnification which right cannot be terminated or altered by amendment of the Articles or Bylaws.

                 In addition, certain officers, directors and employees of First Mississippi, the Company's parent corporation, are entitled to indemnity by First Mississippi under a resolution adopted by First Mississippi stockholders at their Annual Meeting on November 7, 1985. The 1985 resolution applies to persons serving at the request of First Mississippi in any capacity with any other enterprise.

                 The 1985 First Mississippi resolution, which replaced a similar resolution adopted in 1970, generally clarifies and broadens the circumstances under which indemnity is provided by First Mississippi, and extends indemnification beyond directors and officers, to employees. It specifies standards of conduct required to be met to qualify for indemnity and establishes procedures for determining whether these standards are met. These standards require that the person to be indemnified either: (a) be wholly successful, on the merits or otherwise, in any action or proceeding against such person or (b) otherwise establish that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of First Mississippi, and in the case of any criminal action or proceeding, has no reasonable cause to believe that the conduct was unlawful. Whether these standards are met will be determined by those directors or stockholders not involved in the matter at issue or by special legal counsel selected by the directors. In the case of any action or suit by or in the right of First Mississippi, any person finally adjudged liable for gross negligence or willful misconduct in performing duties for First Mississippi will not be entitled to indemnification unless a court determines that indemnification is proper under the circumstances. Advancement of expenses will be allowed upon receipt of an undertaking to repay should it ultimately be determined that an individual is not entitled to indemnity.

Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

 4.1 Articles IV, XIII and XIV of the Company's Articles of Incorporation were included in Exhibit 3(a) of the Company's Annual Report on Form 10-K for the fiscal year ending June 30, 1991, and are incorporated herein by reference.

 4.2. Company Resolutions authorizing the Company's 1994-A Series Convertible Preferred Stock, effective November 3, 1994.

 4.3 Articles II and V of the Company's Bylaws, as amended, were included in Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1990, and are incorporated herein by reference.

 4.4 Indenture, dated as of November 3, 1994, between the Company and Deposit Guaranty National Bank, as Trustee, relating to the Company's 1994-A Series Convertible Subordinated Debentures, including the Form of such Debentures.

 4.6 Rights Agreement, dated as of June 13, 1990, between FirstMiss Gold Inc. and Ameritrust Company National Association, including Form of Rights Certificate (Exhibit A), Form of Summary of Rights (Exhibit B) and the Board Resolutions adopted on June 13, 1990 authorizing the Rights Agreement and the Rights (Exhibit C), was filed as Exhibit 1 to the Company's Current Report on Form 8-K, dated June 13, 1990, and is incorporated herein by reference.

 5.1 Opinion of J. Steve Chustz as to legality of securities being registered.

24.1 Consent of J. Steve Chustz is contained within the opinion of counsel filed as Exhibit 5.1.

24.2     Consent of KPMG Peat Marwick LLP.



Item 9.  Undertakings.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, State of Nevada, on the 10th day of February, 1995.

                                         FIRSTMISS GOLD INC.



                                         BY:    /s/ G. W. Thompson
                                                -------------------------------
                                                G. W. Thompson

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        SIGNATURE                 TITLE                                              DATE
        ---------                 -----                                              ----
/s/ G. W. Thompson                President, Chief Executive                         February 10, 1995
- -------------------------         Executive Officer & Director
G. W. Thompson

/s/ Roger D. Palmer               Assistant Controller                               February 10, 1995
- -------------------------         (Principal Financial Officer
Roger D. Palmer                   & Principal Accounting Officer


/s/ J. Kelley Williams            Director and Chairman of                           February 10, 1995
- -------------------------         Board of Directors
J. Kelley Williams

/s/ Cecil Alvarez                 Director                                           February 10, 1995
- -------------------------
Cecil Alvarez

/s/ Robert C. Horton              Director                                           February 10, 1995
- -------------------------
Robert C. Horton

/s/ Peter Ingersoll               Director                                           February 10, 1995
- -------------------------
Peter Ingersoll

/s/ Charles P. Moreton            Director                                           February 10, 1995
- -------------------------
Charles P. Moreton

/s/ Paul W. Murrill               Director                                           February 10, 1995
- -------------------------
Paul W. Murrill

/s/ R. Michael Summerford         Director                                           February 10, 1995
- -------------------------
R. Michael Summerford

                                 EXHIBIT INDEX



EXHIBITS

 4.1 Articles IV, XIII and XIV of the Company's Articles of Incorporation were included in Exhibit 3(a) of the Company's Annual Report on Form 10-K for the fiscal year ending June 30, 1991, and are incorporated herein by reference.

 4.2. Company Resolutions authorizing the Company's 1994-A Series Convertible Preferred Stock, effective November 3, 1994.

 4.3 Articles II and V of the Company's Bylaws, as amended, were included in Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1990, and are incorporated herein by reference.

 4.4 Indenture, dated as of November 3, 1994, between the Company and Deposit Guaranty National Bank, as Trustee, relating to the Company's 1994-A Series Convertible Subordinated Debentures, including the Form of such Debentures.

 4.6 Rights Agreement, dated as of June 13, 1990, between FirstMiss Gold Inc. and Ameritrust Company National Association, including Form of Rights Certificate (Exhibit A), Form of Summary of Rights (Exhibit B) and the Board Resolutions adopted on June 13, 1990 authorizing the Rights Agreement and the Rights (Exhibit C), was filed as Exhibit 1 to the Company's Current Report on Form 8-K, dated June 13, 1990, and is incorporated herein by reference.

 5.1 Opinion of J. Steve Chustz as to legality of securities being registered.

24.1 Consent of J. Steve Chustz is contained within the opinion of counsel filed as Exhibit 5.1.

24.2     Consent of KPMG Peat Marwick LLP.